Exhibit 99.1

Contact:
--------
Investor Relations
Electroglas, Inc.
Candi Lattyak
+1 408.528.3801
clattyak@electroglas.com

                      ELECTROGLAS ANNOUNCES APPOINTMENT OF
                 THOMAS M. ROHRS AS CHIEF EXECUTIVE OFFICER AND
                              CHAIRMAN OF THE BOARD

SAN JOSE, CALIF.--April 10, 2006 --Electroglas, Inc. (Nasdaq:EGLS) (the "Company"), a leading supplier of wafer probers and prober-based test handling solutions for the semiconductor industry, today announced that Thomas M. Rohrs has accepted the Company's offer to become its Chief Executive Officer and Chairman of the Board, effective April 7, 2006. Mr. Rohrs, who has served as a Director of the Company since December 2004, brings over 28 years of high-tech industry experience as an executive, consultant, director and investor.

Mr. Rohrs is succeeding Keith L. Barnes, who has served as the Company's Chief Executive Officer and Chairman of the Board since October 2003. Mr. Barnes, who is expected to join Verigy Pte. Ltd, Agilent's semiconductor test subsidiary, will remain with Electroglas until late April to facilitate the transition.

"Tom is a veteran in the industry and has tremendous knowledge of our products, services, customers and markets," said Mr. Barnes. "Tom's experience in the industry, including his experience with Applied Materials, Silicon Graphics, MIPS Computer Systems and Hewlett-Packard makes Tom an obvious choice to lead Electroglas as the CEO and Chairman."

"I am honored to assume the positions of Chief Executive Officer and Chairman of the Board," said Mr. Rohrs. "I look forward to leading the Company and am excited about the Company's opportunities in the future."

Mr. Rohrs has been a Director of the Company since December 2004. Mr. Rohrs presently serves on the board of Magna Design Automation, Inc., Ultraclean Technologies, and several private companies. In addition, he is an adviser and consultant to a number of companies both public and private. Mr. Rohrs spent five years with Applied Materials Inc., most recently as Senior Vice President, Global Operations, and was also a member of the company's Executive Committee. Prior to that, he held executive positions with Silicon Graphics, MIPS Computer Systems and Hewlett-Packard Company's Personal Computer Group.

ABOUT ELECTROGLAS
Electroglas is a leading supplier of innovative wafer probers, prober-based test handlers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including statements relating to Mr. Barnes remaining with Electroglas until late April to facilitate the transition, Mr. Rohrs being an obvious choice to lead Electroglas, and placing Electroglas in a position for continued success. These forward-looking statements involve risks and uncertainties including, but not limited to, unexpected difficulties in the transition, the risk of adverse changes in global and domestic economic conditions, a prolonged downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas' products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

                                       ###